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                                                                    Exhibit 99.2


                                                    REPUBLIC CONTACTS
                               Media Inquiries:     Will Flower  (954) 769-6392
                               Investor Inquiries:  Tod Holmes   (954) 769-2387
                                                    Ed Lang      (954) 769-3591

                  REPUBLIC SERVICES, INC. ANNOUNCES ADDITIONAL
                                  $125 MILLION
                            STOCK REPURCHASE PROGRAM

         FORT LAUDERDALE, Fla., October 29, 2001...Republic Services, Inc. (NYSE: RSG) announced today that its Board of Directors has authorized the repurchase of up to an additional $125 million of its common stock. The stock repurchases may be made in the open market, in privately negotiated transactions or a combination of both. The timing and amounts of any repurchases will be at the discretion of management and will depend on many factors, including the market price of the common stock and overall market conditions. The common stock that is repurchased will be held in treasury.

         "Our stock repurchase program continues to be an excellent use of Company resources," said James E. O'Connor, President and Chief Executive Officer of Republic Services, Inc. "We believe the Company is undervalued and that opportunities for acquisitions are limited. Our business outlook indicates that, despite a slowing economy, the Company will generate substantial cash flow. Therefore, we believe that purchasing shares of Republic Services is the most effective means to deliver value to our shareholders."

         This stock repurchase program is in addition to the $50 million and $100 million stock repurchase programs announced by the Company in July 2000 and October 2000, respectively. The Company has repurchased to date under these earlier programs approximately 8.9 million shares representing an investment of approximately $144 million.

         The Company expects to fund its stock repurchase programs from free cash flow. The Company reiterated its belief that it will generate $145 million of free cash flow in 2001. The Company also reaffirmed its commitment to maintaining its investment grade rating.

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         Republic Services, Inc. is a leading provider of solid waste collection, transfer and disposal services in the United States. The Company's operating units are focused on providing solid waste services for commercial, industrial, municipal and residential customers.

         Certain statements and information included herein constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied, in or by such forward-looking statements. Such factors include, among other things, whether the Company's estimates and assumptions concerning its selected balance sheet accounts, closure and post-closure costs, available airspace, and projected costs and expenses related to the Company's landfills and property, plant and equipment, and labor, fuel rates and economic and inflationary trends, turn out to be correct or appropriate, and various factors that will impact the actual business and financial performance of the Company such as competition and demand for services in the solid waste industry; dependence on acquisitions for growth; the Company's ability to manage growth; compliance with, and future changes in, environmental regulations; the Company's ability to obtain approval from regulatory agencies in connection with expansions at the Company's landfills; the ability to obtain financing on acceptable terms to finance the Company's operations and growth strategy and for the Company to operate within the limitations imposed by financing arrangements; the ability of the Company to repurchase common stock at prices that are accretive to earnings per share; the Company's dependence on key personnel; general economic and market conditions including, but not limited to, inflation and changes in commodity pricing, fuel, labor and other variable costs that are generally not within the control of the Company; dependence on large, long-term collection contracts; risks associated with undisclosed liabilities of acquired businesses; risks associated with pending legal proceedings; and other factors contained in the Company's filings with the Securities and Exchange Commission.

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